Exhibit 4.54

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (hereinafter referred to as “Agreement”) was made as of the seventh day of June, 2021 in Beijing, the People’s Republic of China (“PRC”) by and among the parties (hereinafter referred to as “Parties”) as follows:

Party A: Wuhan Zhongtudao Technology Co., Ltd

Registered Address: Room 01, 4th Floor, Unit 3, Building 1, 2, 3, Contemporary China Venture Center, No. 20, Guannanyuan 1st Road, East Lake New Technology Development Zone, Wuhan

Legal Representative: GAO Jing

Party B: As shown in Annex I hereto (hereinafter referred to as the “Pledgors”)

Party C: Wuhan Xiaoyan Technology Co., Ltd.

Registered Address: Room 02, 4th Floor, Unit 3, Building 1, 2, 3, Contemporary China Venture Center, No. 20, Guannanyuan 1st Road, East Lake New Technology Development Zone, Wuhan

Legal Representative: GAO Jing

Whereas:

1.	The Pledgee is a wholly foreign-owned enterprise legally incorporated and existing under the law of the PRC.
2.	Party C is a limited liability company legally incorporated and existing under the law of the PRC.
3.	The Pledgors as a whole holds one hundred (100) percent of the equity of Party C, with the shareholding structure be listed in Annex II hereto.
4.

The Exclusive Technical Consultation and Service Agreement, the Business Operation Agreement and the Option Agreement were made as of the seventh day of June, 2021 by and among the Pledgee, the Pledgors and Party C.

5.

For the purpose of guaranteeing the collection by the Pledgee from Party C the service costs under the Exclusive Technical Consultation and Service Agreement and guaranteeing the performance of Individual Agreements (defined below), the Pledgors jointly and severally use all of the equity they hold in Party C as the pledge security for such Agreement, and the Pledgee shall be Party A.

Therefore, this Agreement is entered into by and among the Parties through friendly consultation based on the principle of equality and mutual benefit subject to the terms and conditions as follows:

1.	Definition

The following terms shall be interpreted as defined below unless otherwise provided herein:

1.1	Pledge Right shall refer to all the contents as described in Section 2 below.
1.2	Equity shall refer to the one hundred (100) percent of the equity legally held by the Pledgors as a whole and any and all the current and future rights and benefits arising out of the foregoing.
1.3

Individual Agreements shall refer to the Exclusive Technical Consultation and Service Agreement, the Business Operation Agreement and the Option Agreement made as of the seventh day of June, 2021 by and among the Pledgee, Party C and other parties.

1.4	A Default Event shall refer to any of the circumstances described in Section 7 below.
1.5	Default Notice shall refer to a notice declaring a Default Event which is issued by a Pledgor pursuant to this Agreement.

2.	Pledge
2.1

The Pledgors pledge to the Pledgee as the security of the Pledgee’s rights and benefits under the Individual Agreements all the Equity owned by the Pledgors and the dividends which arise from the Equity during the effective term of this Agreement.

2.2

The scope guaranteed by the pledge of the Equity hereunder shall be all fees, costs and expenses (including legal costs) payable by Party C and/or the Pledgors, and the losses, interest, liquidated damages, compensation, the costs for realizing the claims, and the liability that Party C and/or the Pledgors shall bear in case of entire or partial invalidation of any of Individual Agreements for any reason.

In case the competent industrial and commercial administration expressly requires a definite amount of the guaranteed claims during the handling of the Equity pledge registration process, the parties hereto agree, for the sole purpose of handling the Equity pledge registration, to register as the amount of the claims under the Individual Agreements CNY 10,000,000 and any and all breach-of-contract liability and damages under the related agreements. The parties further acknowledge that for the purpose of handling the Equity pledge registration, the foregoing amount shall not diminish or limit any rights or interest that Party A has under the Individual Agreements and this Equity Pledge Agreement.

2.3

The Pledge Rights hereunder shall refer to the rights for the Pledgee to be paid from in priority the money gained from the conversion into money, auction or sale of the Equity pledged by the Pledgors to the Pledgee.

2.4

After this Agreement takes effect, unless expressly agreed by the Pledgee in writing, the pledge hereunder may be relieved only after Party C and the Pledgors have properly and fully performed all of their obligations under the Individual Agreements and the performance thereof has been recognized by the Pledgee in writing. In case Party C or any of the Pledgors fails to fully perform any of its obligations under the Individual Agreements upon expiration of the period described thereunder, the Pledgors shall still has the Pledge Rights herein; and the pledge will be relieved until the foregoing obligations and liability have been fully performed to the Pledgee’s satisfaction.

3.	Effectiveness
3.1

This Agreement shall be formed and take effect as of the date of being signed and/or sealed by the parties hereto. The Pledge Rights hereunder shall be set up and take effect as of the date when the registration formalities regarding the Equity pledge have been completed at Party C’s competent industrial and commercial administration.

3.2

During the effective term of this Agreement, in case Party C fails to pay the service costs subject to the Exclusive Technical Consultation and Service Agreement or perform any other obligations thereunder, the Pledgee shall have the right to exercise the Pledge Rights hereunder after issuing a reasonable notice.

4.	Possession and Custody of the Pledge Rights Receipts; Registration of Pledge Rights
4.1

The Pledgors shall, within Ten (10) business days after the execution of this Agreement or any other date mutually negotiated and fixed by the Parties hereto, deliver to the Pledgee the Equity Contribution Certificate (Original) for the pledge’s custody, submit to the Pledgee the certification that the pledge hereunder has been properly registered in Party C’s Shareholders’ Register, and handle any and all examinations and approvals and registration and filing formalities (including but not limited to, handling the Equity pledge registration formalities at Party C’s competent industrial and commercial administration subject to the laws of China) required by the laws and regulations of China.

4.2

In case of any change of particulars and the registration needs to be legally changed accordingly, the Pledgee and the Pledgors shall, within Five (5) business days as of the date of change of particulars, carry out the change of registration accordingly, submit the applicable change of registration documents and handle the applicable change registration formalities at Party C’s competent industrial and commercial administration.

4.3

During the Equity pledge period, the Pledgors shall instruct Party C not to distribute any dividend or bonus or approve any profit distribution program; or in case the Pledgors shall obtain any economic interest of any nature from the pledged Equity other than dividend or bonus or any other profit distribution program, the Pledgors shall remit, as required and instructed by the Pledgee, to the banking account specified by the Pledgee the applicable (realized) amount, which shall not be used by the Pledgors without the Pledgee’s prior written consent.

4.4

During the Equity pledge period, in case the any of the Pledgors subscribe for or purchase any of Party C’s new registered capital or any of Party C’s Equity held by any other Pledgor (the “New Equity”), the New Equity will then automatically form part of the pledged Equity hereunder, and such Pledgor shall complete any and all formalities regarding the pledge of the New Equity within Ten (10) business days following its acquisition of the New Equity. In case the Pledgor fails to complete the applicable formalities as required in the preceding sentence, the Pledgee may promptly have the Pledge Rights realized pursuant to Section 8 below.

5.	Representations and Warranties of the Pledgors

Upon the execution of this Agreement, the Pledgors make to the Pledgee the following representations and warranties and confirm that this Agreement is signed and performed by the Pledgee by them in reliance of such representations and warranties:

5.1	The Pledgors lawfully hold the Equity hereunder and have the right to use such Equity to provide pledge security to the Pledgee.
5.2

After this Agreement is executed, during the period when the Pledgee has the Pledge Rights subject to Section 2.4 above, when the Pledgee exercises, at any time, its rights or has the Pledge Rights realized pursuant to this Agreement, there shall be no lawful claim or proper intervention from or by any third party.

5.3	The Pledgee shall have the right to exercise the Pledge Rights as per the method described herein or otherwise permitted by the laws and regulations.
5.4

The Pledgors have obtained all necessary corporate authorization to sign this Agreement and perform its obligations hereunder, which does not violate any provisions of any applicable laws and regulations. The authorized representative signatories of this Agreement have obtained legal and effective authorization.

5.5

There is no encumbrance or security interest of any nature for any third person (including but not limited to pledge) except for the pledge hereunder in connection with the Equity held by the Pledgors.

5.6	There are no pending or threatened civil, administrative or criminal proceedings, administrative punishment or arbitration in connection with the Equity.
5.7	There are no tax or fee due but unpaid, or legal procedures or formalities that should have been completed but have not been completed, in connection with the Equity.
5.8	Any and all provisions hereof are the expression of the Pledgors’ true intention and are binding upon the Pledgors.
6.	Undertaking of the Pledgors
6.1	During the effective term of this Agreement, the Pledgors undertake to the Pledgee that the Pledgors:
6.1.1

Except for the transfer of the Equity to the Pledgee or any other person specified by the Pledgee as required by the Pledgee, prior to the full performance of their obligations thereunder, without the Pledgee’s prior written consent, will not transfer the Equity or create, or permit, any pledge or any other encumbrance that may affect the Pledgee’s rights or interest or any third-person security interest of any form. Without the Pledgee’s prior written consent, the Pledgors shall not take any action which will or may result in change to the Equity or any rights incidental to the Equity, which will or may then result in substantially adverse effects upon the Pledgee’s rights.

6.1.2

Comply with and implement the provisions of all applicable laws and regulations, and within Five (5) business days upon receipt of any notice, order or suggestion issued or prepared by the relevant competent authority in connection with the Pledge Rights, produce to the Pledgee such notice, order or suggestion and take action as reasonably instructed by the Pledgee.

6.1.3

Timely notify the Pledgee any event or notice received that may affect the Pledgors’ Equity or other rights hereunder, any event or notice received that may affect any of the Pledgors’ obligations hereunder or affect the Pledgors’ performance of any of their obligations hereunder, and take action as reasonably instructed by the Pledgee.

6.2

The Pledgors agree that they will procure that the exercise by the Pledgee of any of its rights pursuant to the provisions of this Agreement will not be interrupted or prevented by the Pledgors or their successors or assignees or any other persons.

6.3

The Pledgors warrant to the Pledgee that for the purpose of protecting or perfecting the security of the Pledgors and/or Party C’s obligations under the Individual Agreements, the Pledgors will make all necessary amendments to Party C’s Articles of Association (if applicable), honestly sign, and procure any other persons who has interest in Pledge Rights to sign all title or right certificates and deeds as requested by the Pledgee, and/or perform, and procure any other persons who has interest therein to perform, the acts as reasonably requested by the Pledgee, facilitate the exercise by the Pledgee of the Pledge Rights, sign all documents related to the Equity certificate change with the Pledgee or any third party appointed by the Pledgee, and provide to the Pledgee within a reasonable period all the documents related to the Pledge Rights as needed by the Pledgee.

6.4

The Pledgors warrant to the Pledgee that for the protection of the Pledgee’s interest, the Pledgors will comply with and perform all warranties, undertaking, covenants and representations. In case the Pledgors fail to perform, or partially perform, their warranties, undertaking, covenants or representations, the Pledgors shall indemnify all the loss suffered by the Pledgee arising out thereof or in connection therewith.

7.	Default Event
7.1	Any of the following events will be deemed to be a Default Event:
7.1.1

Party C or any of its successors or assignees fails to fully pay on schedule any amounts payable under the Individual Agreements, or the Pledgors or their successors or assignees fail to perform any of their obligations under the Individual Agreements.

7.1.2

Any representation, warranty or undertaking made by the Pledgors under Section 5 or 6 above is substantially misleading or incorrect, and/or the Pledgors violates any representation, warranty or undertaking made by the Pledgors under Section 5 or 6 above.

7.1.3	The Pledgors or Party C violates any provision of this Agreement.
7.1.4	Except as otherwise agreed in Section 6.1.1 above, the Pledgors transfer or otherwise dispose the pledged Equity without the Pledgee’s written consent.
7.1.5

Any of the Pledgors’ external borrowings, security, compensation, undertaking or other debt or liability shall be repaid or performed in advance or is due but cannot be repaid or performed on schedule, which makes the Pledgee reasonably believe that the Pledgors’ ability to perform any of their obligations is affected, which further affect the Pledgee’s interest.

7.1.6	The Pledgors cannot perform any of their general debt or other debt, which further affects the Pledgee’s interest.
7.1.7	The promulgation of any law results in invalidation of this Agreement or inability of the Pledgors to continuously perform any of their obligations hereunder.
7.1.8	The consent, permit, approval or authorization of any governmental department necessary to legalize, validate or enforce this Agreement is withdrawn, suspended, invalidated or substantially amended.
7.1.9	There occurs any adverse change to any of the assets owned by the Pledgors, which makes the Pledgee believe that the Pledgors’ ability to perform any of their obligations is affected.
7.1.10	Any other event that the Pledgee cannot exercise or otherwise dispose of the Pledge Rights under the applicable laws.
7.2

The Pledgors and/or Party C shall immediately notify the Pledgee in writing any of the events described in Section 7.1 above or the occurrence or potential occurrence thereof the Pledgors and/or Party C becomes aware of or discovers.

7.3

Unless the default events listed in Section 7.1 above have been perfectly settled to the Pledgee’s satisfaction, the Pledgee may, upon the occurrence of such default event or at any time following the occurrence thereof, issue a written default notice to the Pledgors and/or Party C, requesting the Pledgors and/or Party C to immediately pay the money owned or other payables under the Exclusive Technical Consultation and Service Agreement or to timely perform the obligations under the Individual Agreements. In case the Pledgors or Party C fails to timely correct their defaults, or take necessary remedies, within Ten (10) business days following the issuance of such written notice, the Pledgee may exercise the Pledge Rights pursuant to Section 8 below.

8.	Exercise of Pledge Rights
8.1	The Pledgee shall issue a default notice to the Pledgors as described in Section 7.3 above upon its exercise of the Pledge Rights.
8.2	Subject to Section 7.3 above, the Pledgee may exercise the Pledge Rights at any time following its issuance of the default notice as described in Section 7.3.
8.3

The Pledgee shall have the right to convert into money and sell all or part of the Equity hereunder subject to the statutory procedures, or to be paid in priority from the money gained from auction or sale of such Equity, until full offset of the service costs and other payables unpaid under the Individual Agreements and full performance of other obligations under the Individual Agreements.

8.4

When the Pledgee exercises the Pledge Rights pursuant to this Agreement, the Pledgors and/or Party C shall not create any barrier or hindrance but shall offer necessary assistance, so as to facilitate the Pledgee’s realization of its Pledge Rights.

9.	Transfer
9.1	The Pledgors shall not transfer to any third party any of their rights or obligations hereunder without the Pledgee’s prior written and explicit consent.
9.2	This Agreement shall be binding upon the Pledgors and their successors and the Pledgee and its successors or assignees.

9.3

The Pledgee may at any time transfer any or all of its rights or obligations under the Individual Agreements to any third party it specified, under which circumstance, the assignee shall accordingly have and bear the rights and obligations which the Pledgee have and bear hereunder. Upon the transfer by the Pledgee of the rights or obligations hereunder, the Pledgors shall, as requested by the Pledgee, sign the corresponding agreements and/or documents regarding the transfer thereof.

9.4

In case there is a change of the Pledgee due to the transfer of the rights or obligations as described in Section 9.3 above, the substitute Pledgee and the Pledgors shall re-sign the pledge agreement and the Pledgors shall be responsible for handling all applicable registration formalities.

10.	Charges and Other Costs

All costs and actual expenses related to this Agreement, including but not limited to the legal costs, print costs, stamp duty and any other tax and charges, shall be equally borne by the Pledgee and Party C.

11.	Force Majeure
11.1

“Force Majeure Events” mean any events beyond the reasonable control of one Party that are unavoidable by the affected Party with reasonable care, including but not limited to any acts of government, natural force, fire, explosion, storm, flood, earthquake, tide, lightning or war, provided that any credit, capital or financing shortage shall not be deemed to be the event beyond the reasonable control of one Party. The Party affected by any Force Majeure Events (hereinafter referred to as “Affected Party”) shall be exempted from its responsibility in whole or in part according to the effects of such Force Majeure Events on this Agreement, and the Affected Party who seeks exemption from its responsibility for the performance of this Agreement due to such Force Majeure Events shall notify the other Party of such Force Majeure Events not later than Ten (10) days after occurrence of such Force Majeure Events so that the Parties hereto negotiate about the amendment to this Agreement according to the effects of such Force Majeure Events and exempt in whole or in part the Affected Party from its obligations under this Agreement.

11.2

The Affected Party shall take appropriate measures to reduce or eliminate the effects of such Force Majeure Events and shall try to restore the performance of its obligations delayed or hindered by such Force Majeure Events. Once such Force Majeure Events are eliminated, the Parties hereto agree that they shall use their best efforts to restore the performance of their rights and obligations under this Agreement.

12.	Governing Law and Dispute Settlement
12.1	This Agreement shall be governed by and construed in accordance with the laws of the PRC.
12.2

In case of any disputes among the Parties arising out of the construction and performance of any provisions of this Agreement, the Parties shall resolve such disputes through consultation in good faith. If such disputes cannot be resolved through consultation, any Party may submit such disputes to China International Economic and Trade Arbitration Commission for resolution by arbitration in accordance with the existing arbitration rules of such Commission in force. The place of arbitration shall be Beijing, and the language to be used in the arbitration proceedings shall be Chinese. Any arbitral award shall be final and binding upon the Parties. No provisions of this Section shall be affected by any termination or cancellation of this Agreement.

12.3	Except for any matters disputed by the Parties hereto, the Parties hereto shall continue to perform their respective obligations under this Agreement based on the principle of good faith.
13.	Notices

Any notices sent by the Parties for the performance of their rights and obligations under this Agreement shall be made in writing and be sent to the following addresses of one or all of the Parties hereto by personal delivery, registered mail, postage prepaid mail, recognized express service or facsimile transmission.

Party A,

Address: Building 6, No. 36 Yard, Laiguangying Chuangyuan Road, Chaoyang District, Beijing

Tel.: [•]

Attn.: GAO Jing=

Party B and Party C:

Address: Building 6, No. 36 Yard, Laiguangying Chuangyuan Road, Chaoyang District, Beijing

Tel.: [•]

Attn.: GAO Jing

14.	Annex

The annexes hereto shall form part of this Agreement.

15.	Waiver

The Pledgee’s failure to exercise or delayed exercise of any rights, remedies, powers or privileges hereunder shall not be deemed to be waiver of such rights, remedies, powers or privileges. The Pledgee’s single or partial exercise of any rights, remedies, powers or privileges shall not exclude its exercise of any other rights, remedies, powers or privileges.

The rights, remedies, powers and privileges hereunder are cumulative and in addition to any other rights, remedies, powers and privileges under any law.

16.	Miscellaneous
16.1	Any modification or supplementation of or amendment to this Agreement shall be in writing and be effective only after being sealed and signed by the Parties hereto.
16.2

The Parties hereby acknowledge that this Agreement shall be a fair and reasonable agreement reached by the Parties hereto on the basis of equality and mutual benefit. In case any provision hereof becomes invalid or cannot be enforced due to conflict with any applicable law, such provision shall be invalid or unenforceable to the sole extent of the jurisdiction of such applicable law and shall in no way influence the legal force of the remaining provisions of this Agreement.

16.3

The Parties hereto agree that in case of any change to Party C’s shareholding structure or any addition or deduction of any of Party C’s shareholders, Party A, Party C and Party C’s then-current shareholders shall re-sign this Agreement, and as of the effective date of the Equity Interest Pledge Agreement re-entered into by and among the foregoing parties, this Agreement will automatically terminate and become invalid.

16.4	This Agreement is written in Chinese and is executed in Four (4) original copies.

[This page is the signature page to the Equity Interest Pledge Agreement]

Party A:
Legal or Authorized Representative:	/s/ GAO Jing (Seal)

Party B:

YIN Jianhong
Signature:	/s/ YIN Jianhong

LIU Tongbo
Signature:	/s/ LIU Tongbo

Party C:
Legal or Authorized Representative:	/s/ GAO Jing (Seal)

Equity Interest Pledge Agreement - Signature Page

Annex I Pledgor

S/N	Name of Shareholders	ID Card No.
1	YIN Jianhong	[•]
2	LIU Tongbo	[•]

Annex II Shareholding Structure

S/N	Name of Shareholders	Amount of Contribution	Equity Proportion
1	YIN Jianhong	950	95%
2	LIU Tongbo	50	5%
	Total	1000	100%

Annex III Form of Party C’s Shareholders’ Register

Name of Company: Wuhan Xiaoyan Technology Co., Ltd.

Full name of the Shareholder	[YIN Jianhong]	ID Card No./ Registration No.	[[•]]Occupa tion/]	Identity	Executive Director
Address of Domicile	[ ]
Date	Contribution Amount/ Consideration	Shareholding Percentage	Note
CNY [950]	[ 95]%	100% of the equity being pledged to [ Wuhan Zhongtudao Technology Co., Ltd ]

Full name of the Shareholder	[LIU Tongbo]	ID Card No./ Registration No.	[ [•] ]	Occupation/ Identity
Address of Domicile	[ ]
Date	Contribution Amount/ Consideration	Shareholding Percentage	Note
CNY [50]	[ 5 ]%	100% of the equity being pledged to [ Wuhan Zhongtudao Technology Co., Ltd ]

Annotation:

1. This Shareholders’ Register is prepared as per the Articles of Association of Wuhan Xiaoyan Technology Co., Ltd. and the Equity Interest Pledge Agreement (the “Pledge Agreement”) was made as of the seventh day of June, 2021 and entered into by and among Wuhan Xiaoyan Technology Co., Ltd. and its shareholders and Wuhan Zhongtudao Technology Co., Ltd

Note:

This Shareholders’ Register is made in ONE (1) original and ONE (1) true and same photocopy of such original. Such ONE (1) original is placed at Wuhan Xiaoyan Technology Co., Ltd.;

and such ONE (1) photocopy being sealed by Wuhan Xiaoyan Technology Co., Ltd. is handed over to Wuhan Zhongtudao Technology Co., Ltd for custody.

(The remainder of this page is intentionally left blank.)

Wuhan Xiaoyan Technology Co., Ltd. (Seal)

Legal Representative (Signature):	/s/ GAO Jing (Seal)